Exhibit 10.29(b)

Subscription Deed

Mesoblast Limited

ABN 68 109 431 870

and

Cephalon International Holdings, Inc.

Middletons Lawyers

Melbourne office

Ref:  MLUM.NZM:10024006

Subscription Deed

Date	2010

Parties

1.                                   Mesoblast Limited ABN 68 109 431 870 of Level 39, 55 Collins Street, Melbourne, Victoria 3000, Australia (Mesoblast)

2.                                   Cephalon International Holdings, Inc. of 41 Moores Road, Frazer, PA 19355, United States of America (Cephalon)

Background

A.                                 Mesoblast and Angioblast Systems, Inc (Angioblast) have entered into a merger agreement dated as of September 28, 2010 and amended on October 13, 2010 for the acquisition by Mesoblast of all of the issued capital of Angioblast (Merger Agreement).

B.                                 Cephalon, simultaneously with the execution of this Subscription Deed, will:

(a)                               enter into a licence agreement with Angioblast under which Cephalon is to acquire the license of certain intellectual property rights of Angioblast in specified applications and territories; and

(b)                               acquire certain stock in Angioblast which in accordance with the terms of the Merger Agreement will on completion under that agreement be extinguished with Mesoblast issuing new Shares to those persons holding Angioblast stock on the date of completion.

C.                                 Mesoblast wishes to issue and Cephalon wishes to subscribe for additional Shares which on issue, in aggregate with the Shares to be issued to Cephalon on completion under the Merger Agreement, will result in Cephalon holding 19.99% of the issued Shares.

D.                                 Mesoblast has agreed to issue and Cephalon has agreed to subscribe for the additional Shares as outlined in accordance with recital C on the terms and condition of this Deed.

Operative Provisions

1.                                   Definitions and interpretation

1.1                            Definitions

In this Deed:

AEDST means Australian Eastern daylight saving time;

Angioblast means Angioblast Systems, Inc a company incorporated under the laws of State of Delaware, in the United States;

ASX means the Australian Securities Exchange or ASX Limited, as the context requires;

ASX Listing Rules means the Official Listing Rules of ASX;

Business Day means a day which is not a Saturday, Sunday, public holiday or bank holiday in Victoria Australia;

Cephalon Associates means any officer of Cephalon or any person or entity who would constitute an “associate” of Cephalon (where Cephalon was an Australian company) within the meaning given to the term “associate” under sections 11, 12 and 15 of the Corporations Act;

Cephalon Group means Cephalon and its subsidiaries and controlled entities;

Completion Date means (subject to clause 2.6(b)) that date being not more than 2 Business Days after the date that each of the Conditions Precedent is satisfied;

Conditions Precedent means the conditions precedent to the issue of the Subscription Shares as detailed in clause 3.1;

Control Proposal means any proposed or possible transaction or arrangement which, if entered into or completed, would result in any person:

(a)                               acquiring (whether directly or indirectly):

(i)                                  an interest in all or a substantial part of the business of the Mesoblast Group, or a right to acquire any such interest; or

(ii)                               a relevant interest in 20% or more of Shares, or a right to acquire any such relevant interest;

(b)                               acquiring control (as determined in accordance with section 50AA of the Corporations Act) of Mesoblast;

(c)                                otherwise acquiring or merging with Mesoblast;

Corporations Act means the Corporations Act 2001 (Cth);

Deed means this Deed including the recitals, any schedules and any annexures;

Government Agency includes any government, or any government, semi-government or judicial agency or authority;

Mesoblast Board means the Board of Directors of Mesoblast;

Mesoblast Group means Mesoblast and its related bodies corporate;

Notice of Meeting means a notice of meeting of Shareholders to approve the issue of the Subscription Shares to Cephalon for the purposes of ASX Listing Rule 7.1;

related body corporate has the meaning given to that term in the Corporations Act;

relevant interest has the meaning given to that term in the Corporations Act;

Shares means fully paid ordinary shares in the capital of Mesoblast;

Subscription Amount means the aggregate Subscription Price per Share for the issue of all of the Subscription Shares being equal to the number of Subscription Shares multiplied by the Subscription Price;

Subscription Price means a price per Subscription Share being the lesser of (a) Au$110,601,295 divided by the total Subscription Shares and (b) Au$4.35; and

Subscription Shares means a number of Shares equal to 19.99% of the issued Shares (after the issue of the Subscription Shares) less that number of Shares already issued to Cephalon under the Merger Agreement.

1.2                            Interpretation

In this Deed, unless the context requires otherwise:

(a)                               the singular includes the plural and vice versa and a gender includes the other genders;

(b)                               the headings are used for convenience only and do not affect the interpretation of this Deed;

(c)                                other grammatical forms of defined words or expressions have corresponding meanings;

(d)                               the word “person” includes a natural person and any body or entity whether incorporated or not;

(e)                                the words “in writing” include any communication sent by letter or facsimile transmission;

(f)                                 a reference to all or any part of a statute, rule, regulation or ordinance (statute) includes that statute as amended, consolidated, re-enacted or replaced from time to time;

(g)                                wherever “include” or any form of that word is used, it must be construed as if it were followed by “(without being limited to)”; and

(h)                               a reference to any agency or body, if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or functions removed (defunct body), means the agency or body which performs most closely the functions of the defunct body.

2.                                   Issue of Subscription Shares

2.1                            Application for Subscription Shares

Cephalon by executing this Deed agrees to subscribe for and Mesoblast agrees to issue the Subscription Shares on the terms and conditions of this Deed.  Cephalon’s agreement to subscribe for the Subscription Shares is irrevocable and, except as otherwise provided by this Deed, unconditional.

2.2                            Subscriber’s obligations

Cephalon must by 3.00pm AEDST on the Completion Date pay (in cleared funds) the Subscription Amount to Mesoblast by bank cheque or electronic funds transfer to an account nominated by Mesoblast.

2.3                            Mesoblast’s obligations

Subject to compliance by Cephalon with clause 2.2, Mesoblast must, on the Completion Date:

(a)                               allot and issue the Subscription Shares to Cephalon, including by causing Mesoblast’s share registry to register Cephalon as the holder of the Subscription Shares;

(b)                               apply for and do everything the ASX reasonably requires to obtain quotation of the Subscription Shares; and

(c)                                deliver or cause to be delivered to Cephalon a holding statement for the Subscription Shares.

2.4                            Constitution

Cephalon agrees to be bound by and to hold the Subscription Shares subject to the terms of Mesoblast’s Constitution (as amended from time to time).

2.5                            Cleansing notice

If on the Completion Date:

(a)                               the requirements of section 708A(5)(a), (b), (c) and (d) of the Corporations Act are satisfied in relation to Mesoblast and the existing issued Shares (as applicable);

(b)                               Mesoblast has complied with:

(i)                                  the provisions of Chapter 2M of the Corporations Act as they apply to Mesoblast; and

(ii)                               section 674 of the Corporations Act; and

(iii)                            there is no determination in force under section 708A(2) of the Corporations Act,

Mesoblast must, on the Completion Date, issue a notice in accordance with section 708A(5)(e) of the Corporations Act (cleansing statement) in relation to the Subscription Shares issued on the Completion Date.

2.6                            Disclosure document

If any of the requirements referred to in clause 2.5 will not be satisfied on the Completion Date:

(a)                               Mesoblast must so notify Cephalon before the Completion Date promptly upon becoming aware that such requirements will not be satisfied; and

(b)                               Mesoblast must as soon as reasonably practicable issue a disclosure document which complies with Part 6D.2 of the Corporations Act (disclosure document) on or prior to the Completion Date (which shall be postponed to such date notified by Mesoblast to Cephalon with the notification given under paragraph (a) as will give Mesoblast sufficient time to prepare and issue the disclosure document) so that

                                              Cephalon will not be subject to any on-sale restrictions in respect of such Shares under section 707(3) of the Corporations Act.

Mesoblast’s obligation to issue a disclosure document in accordance with this clause 2.6 is subject to Cephalon and its directors (if applicable) giving the consent required under section 720 of the Corporations Act.  Mesoblast must do everything reasonably required by Cephalon (in accordance with customary procedures and practice) to facilitate Cephalon and its directors (if applicable) giving such consent.

3.                                   Precondition to the issue of the Subscription Shares

3.1                            Conditions precedent

The issue of the Subscription Shares by Mesoblast to Cephalon is conditional on:

(a)                               Mesoblast obtaining the approval of its Shareholders for the purposes of ASX Listing Rule 7.1;

(b)                               no objection being received and the period of 30 days expiring (or earlier terminated) from the date of the filing by Mesoblast and Cephalon of a merger / acquisition notification (HSR filing) as required under the US Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and

(c)                                the Treasurer of the Commonwealth of Australia either:

(i)                                  issuing a notice stating that the Commonwealth Government does not object to the proposed acquisition of the Subscription Shares by Cephalon, either without conditions or with conditions that Cephalon considers acceptable (acting reasonably); or

(ii)                               becoming, or being, precluded under the Foreign Acquisitions and Takeovers Act 1975 (Cth) from making an order in respect of the proposed acquisition of the Subscription Shares by Cephalon, in each case on or before 28 February 2011 or any other date agreed by Mesoblast and Cephalon in writing.

3.2                            Duties in relation to Conditions Precedent

(a)                               Each party must use its reasonable endeavours to ensure that the Conditions Precedent are fulfilled on or before the date specified in that clause.

(b)                               Without limiting the generality of paragraph (a), Mesoblast must use reasonable endeavours to convene a meeting of Shareholders to consider the Shareholders’ approval required by the Condition Precedent in clause 3.1(a), including by dispatching the Notice of Meeting by no later than 15 January 2011.

(c)                                Each party must:

(i)                                  supply the other with all information and documents necessary or desirable for the purpose of enabling the other party to fulfil or procure the fulfilment of each Condition Precedent; and

(ii)                               not take any action that would, or would be likely to, prevent or hinder the fulfilment of each Condition Precedent.

(d)                               Without limiting the generality of paragraph (c), Cephalon must promptly provide Mesoblast with such information in relation to Cephalon and the Cephalon Group (Cephalon Information) as is reasonably required for the purposes of any disclosure that must be included in the Notice of Meeting or the HSR filing.

(e)                                Mesoblast must consult with Cephalon as to the content and presentation of the Notice of Meeting and must:

(i)                                  provide to Cephalon successive drafts of the Notice of Meeting and of any other document which it is proposed will accompany the Notice of Meeting to enable Cephalon to review and comment on those drafts;

(ii)                               take all comments made by Cephalon into account in good faith when producing revised drafts of the Notice of Meeting and any accompanying documents;

(iii)                            before issuing the final Notice of Meeting and any accompanying documents, obtain Cephalon’s written approval for the form and content in which the Cephalon Information appears in those documents; and

(iv)                           keep Cephalon informed of any issues raised by the ASX or any other person about the Notice of Meeting or generally the transactions to be given effect by this Deed and take into account in good faith in resolving such issues any matters raised by Cephalon.

(f)                                 If the parties are unable to agree on the final form of the Notice of Meeting and any accompanying documents, the final form and content shall be determined by Mesoblast acting reasonably but if Cephalon disagrees with such form and content:

(i)                                  Mesoblast must include a statement to that effect in the Notice of Meeting; and

(ii)                               if the failure to agree relates to the Cephalon Information or any other information concerning the Cephalon Group, Mesoblast must include a statement that Cephalon takes no responsibility for the relevant form and content to the extent that Cephalon disagrees with it.

3.3                            Failure of Conditions Precedent

Either party may, if not otherwise in breach of this Deed, terminate the obligation on the parties to proceed with the issue of the Subscription Shares in accordance with clause 2 of this Deed by giving written notice to all other party at any time before Completion if the Conditions Precedent are not satisfied before 5.00 pm AEST on the date specified in clause 3.1.

3.4                            No Share issues pending satisfaction of Conditions Precedent

Mesoblast represents and warrants to Cephalon that Mesoblast does not foresee the need for any additional capital or other funding during the period from the execution of this agreement and the date by which each Condition Precedent must be satisfied or the obligation on the parties to proceed with the issue of the Subscription Shares in accordance with clause 2 is terminated under clause 3.3 (the Condition Satisfaction Period) beyond the funding to be received by Angioblast from Cephalon pursuant to the licence agreement referred to in recital B.  Accordingly, during the Condition Satisfaction

Period, Mesoblast must not issue any Shares, partly paid shares or any other class of shares or securities convertible into shares other than under any employee or Director Share or option plan or remuneration arrangements for employees or Directors (including upon the exercise of options granted under such arrangements).

4.                                   Standstill obligation

4.1                            Not to acquire any interest in further Shares

Subject to clause 4.3, Cephalon agrees that for a period of 12 months from the date of this Deed it will not and it will procure that its Cephalon Associates do not:

(a)                               acquire or obtain any right, title or interest of any nature whatever in any further Shares or securities capable of conversion into Shares or which give substantially the economic benefit of Shares; or

(b)                               enter into any arrangement, understanding or agreement with any party concerning Shares or securities capable of conversion into Shares which give substantially the economic benefit of Shares, which in aggregate would give Cephalon a relevant interest in Shares of more than 19.99%.  For the purpose of clarity in the event of any dilutive issue (including without limitation those matters referred to in clause 7.3 below) which as a consequence results in Cephalon’s relevant interest being less than 19.99%, Cephalon can buy (on market or off market) from any Mesoblast shareholder which in aggregate would give Cephalon a relevant interest in Shares of no more than 19.99%.

4.2                            Not to announce or make any Takeover Offer or like action

Subject to clause 4.3, Cephalon agrees that for a period of 12 months from the date of this Deed it will not and it will ensure that its Cephalon Associates do not announce or make any takeover offer or like corporate action to offer to acquire any right, title or interest in further Shares other than in respect of the Shares to be issued to Cephalon under the Merger Agreement or, where the Condition Precedent is satisfied under clause 2 of this Deed, the Shares to be issued under this Deed or as otherwise permitted by this Deed.

4.3                            Third Party Control Proposals

Clauses 4.1 and 4.2 cease to apply if:

(a)                               any person (other than Cephalon or a Cephalon Associate) announces or makes any Control Proposal; or

(b)                               Mesoblast announces that it is in any discussions with any person (other than Cephalon or a Cephalon Associate) concerning a Control Proposal.

4.4                            No action to cause classification as Controlled Foreign Corporation

Cephalon agrees that for a period of 12 months from the date of this Deed it will take no action which is reasonably likely to result in Mesoblast being classified or treated as a controlled foreign corporation for the purpose of the taxation laws of the United States.

5.                                   Parties’ Acknowledgments and Representations

5.1                            Cephalon’s acknowledgments

Cephalon acknowledges that:

(a)                               the issue of the Subscription Shares to Cephalon does not (except pursuant to clause 2.5 or clause 2.6) require a disclosure document, prospectus or like registerable document to be prepared by Mesoblast pursuant to any applicable legislation and therefore Cephalon has not received that information which would otherwise be available to a potential investor in such a document;

(b)                               Cephalon has investigated all material matters that a prudent intending subscriber for the Subscription Shares would investigate and has satisfied itself about anything arising from its investigation (but having regard to Mesoblast’s representations and warranties in clauses 5.2 and 5.3);

(c)                                it has received independent professional advice in relation to the subscription for the Subscription Shares (including legal, accounting, tax and financial advice), has satisfied itself about anything arising from that advice and is able to evaluate the risks and merits of subscribing for the Subscription Shares;

(d)                               an investment in the Subscription Shares is speculative and there is no guarantee that there will be any return on holding the Subscription Shares, any class of shares in Mesoblast or Mesoblast itself (whether by way of dividends or return of capital or any other manner whatever);

(e)                                apart from Mesoblast’s representations and warranties in clauses 5.2 and 5.3, neither Mesoblast, nor its officers, agents or advisers, have made any representation or warranty of any kind whatever in connection with this Deed, Mesoblast, its financial position or trading in shares of any class in Mesoblast; and

(f)                                 apart from Mesoblast’s representations and warranties in clauses 5.2 and 5.3, to the fullest extent permitted by law, all terms, conditions, undertakings, inducements, warranties or representations (whether express or implied, statutory or otherwise), which relate to or are connected with terms of this Deed are excluded.

5.2                            Mutual Representations and Warranties

Each party represents and warrants to the other, as an inducement to the other to enter into this Deed and to subscribe for or issue the Subscription Shares that:

(a)                               it has full and lawful authority to execute and deliver this Deed and to perform, or cause to be performed, its obligations under this Deed;

(b)                               apart from the Conditions Precedent, it has taken all action required and obtained or been granted all consents, approvals, permissions and authorisations, whether internal or external, necessary to enable it to enter into and perform its obligations under this Deed;

(c)                                this Deed constitutes a legal, valid and binding obligation of the party enforceable in accordance with its terms by appropriate legal remedy; and

(d)                               the execution, delivery and performance of this Deed will not contravene:

(i)                                  any law, regulation, order, judgment or decree of any court or Government Agency which is binding on it or any of its property;

(ii)                               any provision of its constitution or equivalent documents; or

(iii)                            any agreement, undertaking or instrument which is binding on the party or any of its property.

5.3                            Mesoblast’s Representations and warranties

Mesoblast represents and warrants to Cephalon, as an inducement to Cephalon to enter into this Deed and to subscribe for the Subscription Shares that:

(a)                               Mesoblast has complied with its obligations under ASX Listing Rule 3.1 and, other than as fairly disclosed to Cephalon, is not relying on ASX Listing Rule 3.1A to withhold information from disclosure; and

(b)                               Mesoblast has complied with its obligations under Chapter 2M of the Corporations Act.

6.                                   Director Appointment

6.1                            Appointment of Cephalon Nominee

Having regard to the matters described in recital B, Mesoblast agrees to procure that the Mesoblast Board upon the execution of this Deed appoints a person nominated by Cephalon as a Director of Mesoblast (the Cephalon Nominee).  The first Cephalon Nominee will be Mr Kevin Buchi.

6.2                            Replacement of Cephalon Nominee

Cephalon may nominate a person to replace the existing Cephalon Nominee at any time and in that event Mesoblast must procure the Mesoblast Board to appoint the replacement as a Director, as long as the replacement is suitably qualified and acceptable to the Mesoblast Board acting reasonably.

6.3                            Appointment of Alternate

Mesoblast must procure that the Mesoblast Board consents to the Cephalon Nominee appointing another person to act as the Cephalon Nominee’s alternate, subject to the alternate meeting the requirement specified in clause 6.2.

6.4                            Other Directors

Clause 6.1 does not limit Cephalon’s rights as a Shareholder to nominate for election or vote for or against the election or re-election of any Director or proposed Director of Mesoblast (in addition to the Cephalon Nominee) at any general meeting of Mesoblast Shareholders.

6.5                            Disclosure of Information by Cephalon Nominee to Cephalon

Having regard to the benefits to Mesoblast of having Cephalon’s contribution through the Cephalon Nominee to the deliberations of the Mesoblast Board, Mesoblast agrees that the Cephalon Nominee may provide information obtained by the Cephalon Nominee as a Director of Mesoblast to Cephalon, officers of Cephalon or Cephalon, Inc. and the advisers to Cephalon or Cephalon, Inc., subject to:

(a)                                Cephalon ensuring that any such information which is confidential is not further disclosed unless required by law (including pursuant to an order, rule, regulation or policy of any Government Agency or securities exchange or stock market) and then only to the extent so required and after consulting with Mesoblast to the extent practicable; and

(b)                               such information not being used for any purpose other than to obtain Cephalon’s contribution through the Cephalon Nominee to the deliberations of the Mesoblast Board,

except where there is an actual conflict of interest between Cephalon and Mesoblast in respect of a particular matter and the information relates to that matter (in which case the relevant information must remain confidential and the Cephalon Nominee may, at the discretion of the other members of the Mesoblast Board, be excluded from deliberations in relation to that matter if required by section 195 of the Corporations Act).

6.6                            Disclosure of Financial Information to Cephalon

Mesoblast (in this clause 6.6 referred to as the Company) must:

(a)                                deliver to Cephalon as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, a consolidated income statement for such fiscal year, a consolidated balance sheet as of the end of such year and a consolidated cash flow statement for such fiscal year, such year-end financial reports to be in reasonable detail, prepared in accordance with applicable generally accepted accounting principles consistently applied, and audited in accordance with Australian International Financial Reporting Standards by independent public accountants of nationally recognized standing selected by the Company, and additionally, the Company shall deliver a draft of such year end financial reports to Cephalon as soon as practicable, but in any even within seventy-five (75) days after the end of each fiscal year of the Company;

(b)                               deliver to Cephalon as soon as practicable, but in any event within fifteen (15) days after the end of each of the quarter of each fiscal year of the Company, an unaudited consolidated profit or loss statement for such fiscal quarter, an unaudited consolidated balance sheet as of the end of such fiscal quarter and an unaudited consolidated cash flow statement for such fiscal quarter;

(c)                                deliver to Cephalon as soon as reasonably practicable, additional supporting financial information as mutually agreed upon by Cephalon and the Company;

(d)                               deliver to Cephalon, with respect to the audited financial statements called for in this clause 6.6 and the unaudited financial statements called for in this clause 6.6, an instrument executed by the chief financial officer or chief executive officer of the Company, certifying that such financials were prepared in accordance with International Financial Reporting Standards and generally accepted accounting principles consistently applied with prior practice for earlier periods and fairly present, in all material respects, the consolidated financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustments and, in the case of the financial statements called for in paragraphs (b) and (c) of this clause 6.6, footnotes;

(e)                                to the extent reasonably necessary to enable Cephalon to prepare all of its statutory financial reporting statements in accordance with the rules of any exchange on which its securities are traded or generally in accordance with its reporting obligations under US Generally Accepted Accounting Principles (US GAAP), the Company must afford appropriately qualified officers and employees (including independent accountants) as agreed in advance with the Company, reasonable access during normal business hours to the offices, properties, employees, financial records and financial information (including computer files, retrieval programs and similar documentation) only to the extent it relates to financial information of the Company.  Cephalon agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company and its Subsidiaries.  Cephalon agrees that such information gathered will be used for no further purpose other than to prepare its statutory financial statements, without obtaining the prior consent from the Company; and

(f)                                  Cephalon will hold and will procure that Cephalon’s officers, employees and authorized representatives of Cephalon (including independent public accountants and attorneys) will hold, any information obtained pursuant to this clause 6.6 in strict confidence (it being understood that Cephalon shall be permitted to disclose such information to the extent required by applicable requirements of law or the rules of any applicable securities exchange).

7.                                   Top-up Right

7.1                            Future Placements

Subject to clauses 7.2, 7.3 and 7.4, if Mesoblast proposes in the future to make a placement of Shares, partly paid shares or any other class of shares or to issue shares on the conversion of securities convertible into shares (each, Placement Shares) then Mesoblast must offer to Cephalon the right (top-up right) to subscribe for additional Shares on the same terms and, to the extent reasonably practicable, at precisely the same time as Mesoblast proposes to issue such other Shares in such number as would, upon the issue of the Placement Shares and the Shares issued to Cephalon, result in Cephalon’s percentage Shareholding being maintained at the same percentage as Cephalon had immediately prior to such issue.

7.2                            Sell down by Cephalon

Clauses 6 and 7.1 does not apply if Cephalon ceases to have a relevant interest (as defined in the Corporations Act) in less than 10% of the issued Shares.

7.3                            Excluded Issues

Clause 7.1 does not apply in relation to any Shares issued by Mesoblast:

(a)                                under any employee or Director Share or option plan or remuneration arrangements for employees or Directors (including upon the exercise of options granted under such arrangements) or its options issued to consultants or in respect of the underwriting the Angioblast 2009 Convertible Note Issue; or

(b)                               under a dividend reinvestment plan; or

(c)                                pursuant to an acquisition agreement or like arrangement to acquire another entity or assets (whether by acquisition, license or other like arrangement).

7.4                            ASX Waiver

The top-up right referred to in clause 7.1 is conditional on the ASX granting a waiver of ASX Listing Rule 6.18.  Mesoblast must use reasonable endeavours to obtain such a waiver as soon as possible and must:

(a)                                provide to Cephalon drafts of the waiver application to enable Cephalon to review and comment on those drafts;

(b)                               take all comments made by Cephalon into account in good faith when producing revised drafts of waiver application; and

(c)                                keep Cephalon informed of any issues raised by the ASX or any other person about the waiver and take into account in good faith in resolving such issues any matters raised by Cephalon.

In the event that the ASX requires an adjustment to the terms of the top-up right as a condition of the waiver, and such adjustment is acceptable to Cephalon, the parties must adjust the terms of the top-up right as so required.

7.5                            No ASX waiver

If the ASX does not grant the waiver referred to in clause 7.1, Mesoblast agrees that it will not issue additional Shares, partly paid shares or any other class of shares or securities convertible into shares for a period of 12 months from the Completion Date other than:

(a)                                under any employee or Director Share or option plan or remuneration arrangements for employees or Directors (including upon the exercise of options granted under such arrangements) or its options issued to consultants or in respect of the underwriting of the Angioblast 2009 Convertible Note Issue; or

(b)                               under a dividend reinvestment plan; or

(c)                                pursuant to an acquisition agreement or like arrangement to acquire another entity or assets (whether by acquisition, license or other like arrangement).

8.                                   Public Announcement

Immediately after the execution of this Deed, Mesoblast must make the announcement to the ASX which is set out in Annexure A.

9.                                   GST

9.1                            GST Gross-Up

If a party (supplier) is required to pay GST in respect of a supply made under or in connection with (including by reason of a breach of) this Deed, the recipient of the supply must (in addition to any other payment for, or in connection with, the supply) pay to the supplier an amount equal to such GST (GST gross-up).

9.2                            GST Invoice

If a GST gross-up is payable, then the supplier must give the recipient a tax invoice for the supply.

9.3                            Payment

Provided a tax invoice has been given, the GST gross-up must be paid by the recipient:

(a)                                if any monetary consideration is payable for the supply, at the same time and in the same manner as such monetary consideration; or

(b)                               if no monetary consideration is payable for the supply within 10 Business Days after the day on which the tax invoice is given.

9.4                            Reimbursement

If any payment to be made to a party under or in connection with this Deed is a reimbursement or indemnification of an expense or other liability incurred or to be incurred by that party, then the amount of the payment must be reduced by the amount of any input tax credit to which that party is entitled for that expense or other liability, such reduction to be effected before any increase in accordance with clause 9.1.

9.5                            Adjustments

If an adjustment event has occurred in respect of a supply made under or in connection with this Deed, any party that becomes aware of the occurrence of that adjustment event must notify the other party as soon as practicable, and the parties agree to take whatever steps are necessary (including to issue an adjustment note), and to make whatever adjustments are required, to ensure that any GST or additional GST on that supply, or any refund of GST (or part thereof), is paid no later than 20 Business Days after the supplier first becomes aware that the adjustment event has occurred.

9.6                            Definitions

(a)                                Terms used in this clause 9 which are defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) have the meaning given to them in that Act.

(b)                               In this clause 9, a reference to a payment includes any payment of money and any form of consideration other than payment of money.

(c)                                In this Deed, all references to payments and obligations to make payments, including all references to compensation (including by way of reimbursement or indemnity), are, but for the operation of this clause, exclusive of GST.

10.                            General

10.1                     Time of the Essence

In this Deed, time is of the essence unless otherwise stipulated.

10.2                     Entire Understanding

This Deed and all documents referred to in this Deed contain the entire understanding between the parties concerning the subject matter of the Deed and supersede all prior communications between the parties.  Each party acknowledges that, except as expressly stated in this Deed, that party has not relied on any representation, warranty or undertaking of any kind made by or on behalf of the other party in relation to the subject matter of this Deed.

10.3                     No Adverse Construction

This Deed is not to be construed to the disadvantage of a party because that party was responsible for its preparation.

10.4                     Further Assurances

A party, at its own expense and within a reasonable time of being requested by another party to do so, must do all things and execute all documents that are reasonably necessary to give full effect to this Deed.

10.5                     No Waiver

A failure, delay, relaxation or indulgence by a party in exercising any power or right conferred on the party by this Deed does not operate as a waiver of the power or right.  A single or partial exercise of the power or right does not preclude a further exercise of it or the exercise of any other power or right under this Deed.  A waiver of a breach does not operate as a waiver of any other breach.

10.6                     Severability

If any provision of this Deed offends any law applicable to it and is as a consequence illegal, invalid or unenforceable then:

(a)                                where the offending provision can be read down so as to give it a valid and enforceable operation of a partial nature, it must be read down to the minimum extent necessary to achieve that result; and

(b)                               in any other case the offending provision must be severed from this Deed, in which event the remaining provisions of the Deed operate as if the severed provision had not been included.

10.7                     Successors and Assigns

This Deed binds and benefits the parties and their respective successors and permitted assigns under clause 10.8.

10.8                     No Assignment

A party cannot assign or otherwise transfer the benefit of this Deed without the prior written consent of each other party.

10.9                     Consents and Approvals

Where anything depends on the consent or approval of a party then, unless this Deed provides otherwise, that consent or approval may be given conditionally or unconditionally or withheld, in the absolute discretion of that party.

10.10              No Variation

This Deed cannot be amended or varied except in writing signed by the parties.

10.11              Costs

Each party must pay its own legal costs of and incidental to the preparation and completion of this Deed.

10.12              Governing Law and Jurisdiction

This Deed is governed by and must be construed in accordance with the laws in force in the State of Victoria, Australia.  The parties submit to the exclusive jurisdiction of the courts of that State and Australia in respect of all matters arising out of or relating to this Deed, its performance or subject matter.

10.13              Counterparts

If this Deed consists of a number of signed counterparts, each is an original and all of the counterparts together constitute the same document.

10.14              Conflicting Provisions

If there is any conflict between the main body of this Deed and any schedules or annexures comprising it, then the provisions of the main body of this Deed prevail.

10.15              Non Merger

No provision of this Deed merges on completion of the subscription by Cephalon for the Subscription Shares. A term or condition of, or act done in connection with, this Deed does not operate as a merger of any of the rights or remedies of the parties under this Deed and those rights and remedies continue unchanged.

10.16              No Right of Set-off

Unless this Deed expressly provides otherwise, a party has no right of set-off against a payment due to another party.

10.17              Relationship of Parties

Unless this Deed expressly provides otherwise, nothing in this Deed may be construed as creating a relationship of partnership, of principal and agent or of trustee and beneficiary.

10.18              Notices

Each communication (including each notice, consent, approval, request and demand) under or in connection with this Deed:

(a)                                must be in writing;

(b)                               must be addressed as follows (or as otherwise notified by that party to each other party from time to time):

Mesoblast

Name:	Mesoblast Limited
Address:	Level 39, 55 Collins Street, Melbourne, Victoria 3000, Australia

Fax:
For the attention of:	Company Secretary

CEPHALON

Name:	Cephalon International Holdings, Inc. c/- Johnson Winter & Slattery
Address:	Level 30, 264 George Street, Sydney, New South Wales, 2000
Fax:	+61 2 8274 9500
For the attention of:	Mr. Damian Reichel

(c)                                must be signed by the party making it or (on that party’s behalf) by the solicitor for, or any attorney, director, secretary or authorized agent of, that party;

(d)                               must be delivered by hand or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 10.18(b); and

(e)                                is taken to be received by the addressee:

(i)                                  (in the case of prepaid post sent to an address in the same country) on the third day after the date of posting;

(ii)                               (in the case of prepaid post sent to an address in another country) on the fifth day after the date of posting by airmail;

(iii)                            (in the case of fax) at the time in the place to which it is sent equivalent to the time shown on the transmission confirmation report produced by the fax machine from which it was sent; and

(iv)                           (in the case of delivery by hand) on delivery,

but if the communication is taken to be received on a day that is not a Business Day or after 5.00 pm, it is taken to be received at 9.00 am on the next Business Day.

Executed as a Deed

Executed by Mesoblast Limited ACN 109 431 870 in accordance with section 127 of the Corporations Act 2001 (Cth)	) ) )

/s/ Brian Jameson		/s/ Kevin Hollingsworth
Signature of Director		Signature of Director/Secretary

Brian Jameson		Kevin Hollingsworth
Name of Director (please print)		Name of Director/Secretary (please print)

Executed by Cephalon International Holdings, Inc. by its duly authorised representative/s:	) ) )

/s/ J. Kevin Buchi
Signature of Director		Signature of Director/Secretary

J. Kevin Buchi
Name of Director (please print)		Name of Director/Secretary (please print)